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                                                                     EXHIBIT 8.1


                         [NIXON PEABODY LLP LETTERHEAD]



                                 April 12, 2001



Mpower Holding Corporation
175 Sully's Trail
Pittsford, New York 14534

Mpower Communications Corp.
175 Sully's Trail
Pittsford, New York 14534

         RE: Reorganization of Mpower Communications Corp. ("Mpower") and its wholly owned subsidiaries

Dear Ladies and Gentlemen:

         We have acted as tax counsel to Mpower and Mpower Holding Corporation ("Holding") in connection with the Registration Statement on Form S-4 filed by Holding with the Securities and Exchange Commission on April 12, 2001 under the Securities Act of 1933, as amended (the "Registration Statement"), in connection with the Agreement and Plan of Merger, dated as of March 5, 2001, as amended and restated as of April 12, 2001, between Mpower, Holding, and Mpower Merger Company, Inc. ("MergeCo"), a wholly owned subsidiary of Holding (the "Plan of Merger"). In that role, you have requested our opinion concerning certain federal income tax consequences of the transactions contemplated by the Plan of Merger. All terms capitalized but not otherwise defined herein shall have the respective meanings assigned to them in the Registration Statement.

         We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of Mpower and/or Holding and all such agreements, certificates of public officials, certificates of officers or other representatives of Mpower and/or Holding, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (a) the Registration Statement, and (b) the Plan of Merger. In addition, we have relied upon certain express representations made to us by Mpower and Holding set forth in a letter of representations and on the accuracy of the factual representations and statements in the Registration Statement and the Plan of Merger.
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NIXON PEABODY LLP

Mpower Holding Corporation
Mpower Communications Corp.
April 12, 2001
Page 2



         Based on our examination of the foregoing items, subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes that the proposed merger will constitute a tax-free exchange to which Internal Revenue Code section 351(a) applies and that:

         1. No gain or loss will be recognized by the holders of Mpower capital stock on the exchange by way of conversion of their shares of Mpower capital stock into shares of Holding capital stock;

         2. The aggregate tax basis of the Holding capital stock to be received by each holder of Mpower capital stock will be the aggregate tax basis such holder has with respect to the shares of Mpower capital stock which were exchanged by way of conversion into Holding capital stock;

         3. As to each holder who held Mpower capital stock as a capital asset on the effective date of the proposed merger, the holding period of such holder of Holding capital stock will include the holding period during which such holder held the Mpower capital stock which was exchanged by way of conversion into Holding capital stock; and

         4. No material gain or loss will be recognized by Mpower, Holding or MergerCo in connection with the proposed merger.

         Our opinion assumes that neither the Series C convertible preferred stock nor the Series D convertible preferred stock is treated as "nonqualified preferred stock" under Internal Revenue Code section 351(g). We do not believe that the nonqualified preferred stock rules should apply to the Series C convertible preferred stock or the Series D convertible preferred stock by reason of the conversion features in such stock. However, the nonqualified preferred stock provisions were added to the Internal Revenue Code in August of 1997, and no applicable Internal Revenue Service guidance, in the form of regulations or otherwise, has been promulgated at this time. We cannot provide assurance that the nonqualified preferred stock provisions would not apply to the Series C convertible preferred stock and the Series D convertible preferred stock. If the Series C convertible preferred stock or Series D convertible preferred stock is treated as nonqualified preferred stock, then the nonrecognition rules described above will not apply. Instead, a holder of the Series C convertible preferred stock would recognize any gain or loss computed on the difference between the fair market value of the Series C convertible preferred stock received and the adjusted tax basis of the Series C convertible preferred stock surrendered in the exchange. Similarly, a holder of the Series D convertible preferred stock would recognize gain or loss computed on the difference between the fair market value of the Series D convertible preferred stock received and the adjusted tax basis of the Series D convertible preferred stock surrendered
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NIXON PEABODY LLP

Mpower Holding Corporation
Mpower Communications Corp.
April 12, 2001
Page 3



in the exchange. In addition, if the redemption price of the Series C convertible preferred stock or the Series D convertible preferred stock issued in the exchange exceeds their issue price by more than a de minimis amount, such excess would be treated as a constructive distribution under Internal Revenue Code section 305(c) which would be required to be included in income by the holder each year over the term of the Series C convertible preferred stock or Series D convertible preferred stock as a dividend to the extent of Holding's current or accumulated earnings and profits as determined for federal income tax purposes. Holding believes that it presently does not have any current or accumulated earnings and profits as determined for federal income tax purposes and does not anticipate having any current or accumulated earnings and profits in the near future. In the case of a holder of Mpower's common stock who also holds Series C convertible preferred stock or Series D convertible preferred stock, such holder should consult his or her own legal and tax advisor as to the tax consequences of the merger if the Series C convertible preferred stock or Series D convertible preferred stock is treated as nonqualified preferred stock.

         Our opinions expressed herein are based upon our interpretation of the current provisions of the Internal Revenue Code of 1986, as amended to date, and existing judicial decisions, administrative regulations and published rulings and procedures (including the practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer who receives such ruling). Our opinions are not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. Consequently, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

         Our opinions are limited to the federal income tax matters and the federal law of the United States of America addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

         In the event any one of the statements, representations, warranties or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.
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NIXON PEABODY LLP

Mpower Holding Corporation
Mpower Communications Corp.
April 12, 2001
Page 4




         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name as it appears under the captions "Federal Income Tax Consequences" in the Proxy Statement and Prospectus contained in the Registration Statement, without implying or admitting that we are experts within the meaning of the Securities Act of 1933, as amended, with respect to any part of the Registration Statement.



                                      Very truly yours,

                                      /s/ Nixon Peabody LLP

                                      Nixon Peabody LLP